Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Susan Fisher 262-636-8434
s.h.fisher@na.modine.com
Modine’s Original Equipment — North America Segment
Experiencing Continued Weakness
Evaluating Deferred Tax Valuation Adjustment
and Potential Asset Impairment for This Business;
Intends to Undertake Global Restructuring Measures
to Address Business Performance
RACINE, WI, December 13, 2007 - Modine Manufacturing Company (NYSE: MOD) announced today that its Original Equipment — North America business continues to experience unfavorable operating results amid a slower-than-anticipated heavy-duty truck market recovery and a difficult business climate. The current outlook for this business is below the company’s previous expectations. As a result, Modine is evaluating this segment’s goodwill and other long-lived assets for impairment and Modine’s U.S. net deferred tax assets for realizability in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets;” SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 109, “Accounting for Income Taxes.” Modine continues to see solid growth and underlying strength in its international businesses where the company’s new business model implementation is having a positive impact.
To respond to the underlying performance issues within the Original Equipment — North America segment, Modine is actively formulating plans for additional restructuring activities, including plant closures, product line rationalizations and other significant measures, in its North American operations and its Western European operations as well. The company expects to provide detail regarding these measures, including overall restructuring costs and associated manufacturing cost reductions, which are subject to approval by the Modine Board of Directors, concurrent with the company’s release of its third quarter results in late January 2008. The company intends for these activities to position Modine solidly to deliver more leveraged sales and earnings growth aligned with its long-term objectives, including the 18 to 20 percent gross margin and 11 to 12 percent return on average capital employed (ROACE) targets previously set by the company. Such activities, if approved by the Board, would likely result in restructuring charges in the company’s fiscal 2008 fourth quarter and thereafter.
With respect to the potential deferred tax valuation allowance and asset impairment, the company intends to provide additional information upon completion of its evaluation of these assets. A good faith estimate of the amount or ranges of amounts of these potential non-cash charges, if any, cannot be determined at this time. The balances, as of the end of the company’s fiscal year 2007, which are currently under review consist of Original Equipment — North America long-lived assets of $135.3 million, including goodwill of $23.8 million, and a U.S. deferred tax asset balance of $73.4 million and a U.S. deferred tax liability balance of $48.2 million. These evaluations could result in material non-cash charges in the company’s fiscal 2008 third quarter.
Modine is in discussions with its lenders regarding potential covenant waivers or amendments to its debt agreements to the extent that such agreements may be impacted by the outcome of its asset evaluation and the proposed additional restructuring activities. In the meantime, the company has secured a short-term waiver in order to accommodate the ongoing evaluation and not disrupt Modine’s ordinary business activities.
Any impact resulting from these matters is not reflected in the company’s most recent financial outlook and earnings guidance outlined in its October 18, 2007, earnings release. The company is not updating this guidance at this time. The company intends to provide an update to its financial outlook, as well as additional detail with respect to these matters, in conjunction with the release of its fiscal 2008 third quarter results in late January 2008.
About Modine
Modine, with fiscal 2007 revenues from continuing operations of $1.7 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The company employs approximately 7,800 people at 33 facilities worldwide. For more information about Modine, visit www.modine.com.
Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Modine’s current expectations. The company’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including the completion of the company’s impairment analysis; its determination regarding the realizability of deferred tax assets; the finalization of the company’s restructuring plans; its ability to successfully implement any such restructuring plan and drive cost reductions as a result; its ability to continue to service its customers during the implementation of any restructuring plan; the avoidance of inefficiencies in the transition of products from plants to be closed to plants continuing in operation; factors impacting the Original Equipment — North America segment operating results; the ability of the company, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; international economic changes and challenges; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the Securities and Exchange Commission including the factors discussed in Item 1A, Risk Factors, and in the “Forward-Looking Statements” section in Item 7 of the company’s most recent Annual Report on Form 10-K and its quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.
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